Exhibit 99.7

TRADING DATA
Item 5(c) of Amendment No. 5 to the Schedule 13D and Exhibit 99.6 to the Schedule 13D are incorporated herein by reference. Together with Item 5(c) of Amendment No. 5 to the Schedule 13D and Exhibit 99.6 to the Schedule 13D, the following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds. All such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table includes commissions paid in per share prices.
Name	Trade Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security	Expiration Date
Sachem Head LP	10/05/2020	Sell	67,009	89.42	Common stock	N/A
Sachem Head LP	10/19/2020	Sell	9,536	92.39	Common stock	N/A
Sachem Head LP	10/20/2020	Sell	57,473	91.53	Common stock	N/A
Sachem Head Master LP	10/05/2020	Sell	54,450	89.42	Common stock	N/A
Sachem Head Master LP	10/19/2020	Sell	7,749	92.39	Common stock	N/A
Sachem Head Master LP	10/20/2020	Sell	46,701	91.53	Common stock	N/A
SH Old Quarry Master Ltd.	10/05/2020	Sell	78,541	89.42	Common stock	N/A
SH Old Quarry Master Ltd.	10/19/2020	Sell	11,177	92.39	Common stock	N/A
SH Old Quarry Master Ltd.	10/20/2020	Sell	67,364	91.53	Common stock	N/A